                              Dated June 25, 2002



                           WEXFORD GOLDFIELDS LIMITED



                       BAYERISCHE HYPO-UND VEREINSBANK AG
                         DRESDNER BANK AG LONDON BRANCH
                          FORTIS BANK (NEDERLAND) N.V.
                          STANDARD BANK LONDON LIMITED
                                   as Lenders

                                      with

                          STANDARD BANK LONDON LIMITED
                                acting as Agent



                    ----------------------------------------

                        WASSA PROJECT FACILITY AGREEMENT

                    ----------------------------------------







                            Mayer, Brown, Rowe & Maw
                                11 Pilgrim Street
                                 London EC4V 6RW

1.      DEFINITIONS AND INTERPRETATION...............................................1

2.      THE FACILITIES...............................................................8

3.      PURPOSE......................................................................8

4.      CONDITIONS OF UTILISATION....................................................9

5.      UTILISATION..................................................................9

6.      REPAYMENT...................................................................10

7.      PREPAYMENT AND CANCELLATION.................................................11

8.      INTEREST....................................................................13

9.      INTEREST PERIODS............................................................14

10.     CHANGES TO THE CALCULATION OF INTEREST......................................15

11.     FEES........................................................................16

12.     INCREASED COSTS.............................................................16

13.     INDEMNITY TO THE AGENT......................................................17

14.     MITIGATION BY THE LENDERS...................................................17

15.     COSTS AND EXPENSES..........................................................18

16.     REPRESENTATIONS.............................................................18

17.     EVENTS OF DEFAULT...........................................................18

18.     CHANGES TO THE LENDERS......................................................19

19.     NO CHANGES TO THE BORROWER..................................................22

20.     ROLE OF THE AGENT...........................................................22

21.     CONDUCT OF BUSINESS BY THE FINANCE PARTIES..................................27

22.     SHARING AMONG THE LENDERS...................................................27

23.     PAYMENT MECHANICS...........................................................29

24.     SET-OFF.....................................................................31

25.     CALCULATIONS AND CERTIFICATES...............................................31

26.     PARTIAL INVALIDITY..........................................................32

27.     REMEDIES AND WAIVERS........................................................32

28.     AMENDMENTS AND WAIVERS......................................................32

29.     COUNTERPARTS................................................................33

30.     GOVERNING LAW...............................................................33

31.     ENFORCEMENT.................................................................33

SCHEDULE 1      THE ORIGINAL LENDERS
SCHEDULE 2      CONDITIONS PRECEDENT
SCHEDULE 3      REQUESTS
SCHEDULE 4      MANDATORY COST FORMULA
SCHEDULE 5      FORM OF TRANSFER CERTIFICATES
SCHEDULE 6      TIMETABLES
SCHEDULE 7      LMA FORM OF CONFIDENTIALITY UNDERTAKING

THIS AGREEMENT is dated June 25, 2002 and made between:

(1)     WEXFORD GOLDFIELDS LIMITED (the "BORROWER");

(2) THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "ORIGINAL LENDERS"); and

(3)     STANDARD BANK LONDON LIMITED as agent of the Lenders (the "AGENT").

IT IS AGREED as follows:


                                     PART 1

                                 INTERPRETATION


1.      DEFINITIONS AND INTERPRETATION

1.1     DEFINITIONS

Unless defined herein, terms defined in the Common Terms Agreement shall have the same meaning when used in this Agreement (including in the preamble and the recitals). This Agreement is a Finance Document, and shall be interpreted and construed in accordance with the terms and provisions of the Common Terms Agreement (including Clauses 1.2 to 1.10 thereof, the provisions of which are hereby incorporated in this Agreement with all necessary consequential changes). The following terms when used in this Agreement, including its preamble and recitals, have the following meanings:

        "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

        "AGENT" is defined in the preamble.

        "AGREEMENT" is defined in the preamble.

        "AVAILABILITY PERIOD" means in relation to Facility A and in relation to Facility B, the period from and including the date of this Agreement to and including August 31, 2002.

        "AVAILABLE COMMITMENT" means, in relation to a Lender, the aggregate of its Total Facility A Commitments or, as the case may be, its Total Facility B Commitments minus, as applicable, the aggregate amount of its participation in any outstanding Facility A Loan or, as the case may be, Facility B Loan.

        "AVAILABLE FACILITY" means, in relation to Facility A or, as the case may be, Facility B, the aggregate for the time being of each Lender's Available Commitment in respect of Facility A or, as the case may be, Facility B.

        "BORROWER" is defined in the preamble to this Agreement.

        "BREAK COSTS" means the amount (if any) by which:

        (a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

               exceeds:

        (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Loan or such Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

        "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which Lenders are open for general business in London and New York.

        "COMMITMENT" means a Facility A Commitment or, as the case may be, a Facility B Commitment.

        "COMMON TERMS AGREEMENT" means the Common Terms Agreement dated on or about the date hereof among the Borrower, any other obligor party thereto from time to time, the Agent, The Law Debenture Trust Corporation p.l.c. (as Royalty Holder) and the Security Trustee.

        "CONFIDENTIALITY UNDERTAKING" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

        "DISCHARGED RIGHTS AND OBLIGATIONS" has the meaning given to it in Clause 18.5(b)(i).

        "DOLLARS" and "$" means the lawful currency of the United States of America.

        "FACILITIES" means Facility A and Facility B.

        "FACILITY A" means the term loan facility made available under this Agreement as described in Clause 2.1(a).

        "FACILITY A COMMITMENT" means:

        (a) in relation to an Original Lender, the amount set opposite its name under the heading "Facility A Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

        (b) in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

        to the extent not cancelled, reduced or transferred by it under this Agreement.

        "FACILITY A LOAN" means the loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

        "FACILITY A LOAN REPAYMENT DATE" means each of:

        (a)    the date which is 15 months after the date hereof; and

        (b) the last day of each three monthly period thereafter or such other dates as are agreed by the Lenders and the Borrower pursuant to the Common Terms Agreement.

        "FACILITY A OUTSTANDINGS" means the aggregate amount of the outstanding Facility A Loan.

         "FACILITY A REPAYMENT INSTALMENT AMOUNT" means one sixteenth of the principal amount of the outstanding Facility A Loan as at the day before the first Facility A Loan Repayment Date or such other amount as is agreed by the Lenders and the Borrower pursuant to the Common Terms Agreement.

        "FACILITY B" means the further term loan facility made available under this Agreement as described in Clause 2.1(b).

        "FACILITY B COMMITMENT" means:

        (a) in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

        (b) in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

        in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

        "FACILITY B LOAN" means the loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

        "FACILITY B LOAN REPAYMENT DATE" means:

        (a)    the date which is 15 months after the date hereof; and

        (b)    the last day of each three monthly period thereafter,

        or such other dates as are agreed by the Lenders and the Borrower pursuant to the Common Terms Agreement.

        "FACILITY B OUTSTANDINGS" means the aggregate amount of the outstanding Facility B Loan.

        "FACILITY B REPAYMENT INSTALMENT AMOUNT" means one sixteenth of the principal amount of the outstanding Facility B Loan as at the day before the first Facility B

        Loan Repayment Date or such other amount as is agreed by the Lenders and the Borrower pursuant to the Common Terms Agreement.

        "FACILITY OFFICE" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

        "FEE LETTER" means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 11.

        "FINANCE PARTY" means the Agent, the Security Trustee or a Lender.

        "HOLDING COMPANY" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

        "INTEREST PERIOD" means, in relation to a Loan, each period determined in accordance with Clause 9 and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 of the Common Terms Agreement.

        "LENDER" means:

        (a)    any Original Lender; and

        (b) any person which has become a Party as a Lender in accordance with Clause 18,

        which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

        "LIBOR" means, in relation to any Loan:

        (a)    the applicable Screen Rate; or

        (b) (if no Screen Rate is available for Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits Dollars and for a period comparable to the Interest Period for that Loan.

        "LOAN" means a Facility A Loan or, as the case may be, a Facility B
        Loan.

        "LMA" means the Loan Market Association.

        "MAJORITY LENDERS" means, at any time:

        (a) if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

        (b) at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

        "MANDATORY COST" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

        "MARKET DISRUPTION EVENT" is defined in Clause 10.2(b).

        "MATURITY DATE" means the date which is five years after the date hereof.

        "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

        (a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

        (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

        (c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

        The above rules will only apply to the last Month of any period.

        "OUTSTANDINGS" means the aggregate of the Facility A Outstandings and the Facility B Outstandings.

        "PARTICIPATING MEMBER STATE" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

        "PARTY" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

        "QUOTATION DAY" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

        "RECOVERING LENDER" has the meaning given to it in Clause 22.1.

        "REFERENCE BANKS" means such banks as may be appointed by the Agent for the purposes of calculating LIBOR.

        "SCREEN RATE" means the British Bankers' Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

        "SECURITY TRUSTEE" means Standard Bank London Limited in its capacity as Security Trustee under the Common Terms Agreement.

        "SELECTION NOTICE" means a notice substantially in the form set out in
        Part II of Schedule 3 (Requests) given in accordance with Clause 9 in relation to any Facility.

        "SHARING PAYMENT" has the meaning given to it in Clause 22.1(c).

        "SPECIFIED TIME" means a time determined in accordance with Schedule 6 (Timetables).

        "SUBSIDIARY" means a subsidiary within the meaning of section 736 of the Companies Act 1985.

        "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

        "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

        "TAXES ACT" means the Income and Corporation Taxes Act 1988.

        "TERMINATION DATE" means:

        (a) in relation to Facility A, the day before the first Facility A Loan Repayment Date; and

        (b) in relation to Facility B, the day before the first Facility B Loan Repayment Date.

        "TOTAL COMMITMENTS" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being $9,000,000 at the date of this Agreement.

        "TOTAL FACILITY A COMMITMENTS" means the aggregate of the Facility A Commitments, being $4,000,000 at the date of this Agreement.

        "TOTAL FACILITY B COMMITMENTS" means the aggregate of the Facility B Commitments, being $5,000,000 at the date of this Agreement.

        "TRANSFER CERTIFICATE" means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Agent and the Borrower.

        "TRANSFER DATE" means, in relation to a transfer, the later of:

        (a)    the proposed Transfer Date specified in the Transfer Certificate;
               and

        (b)    the date on which the Agent executes the Transfer Certificate.

        "UNPAID SUM" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

        "UTILISATION" means a utilisation of either of the Facilities.

        "UTILISATION DATE" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

        "UTILISATION REQUEST" means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

        "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2     CONSTRUCTION

        (a)    Any reference in this Agreement to:

               (i) "ASSETS" includes present and future properties, revenues and rights of every description;

               (ii) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

               (iii) "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

               (iv) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

               (v) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

               (vi) a provision of law is a reference to that provision as amended or re-enacted; and

               (vii) unless a contrary indication appears, a time of day is a reference to London time.

        (b) Section, Clause and Schedule headings are for ease of reference only.

        (c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3     THIRD PARTY RIGHTS

        (a) Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

        (b) Notwithstanding any provision of any Finance Document, the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.


                                     PART 2

                                 THE FACILITIES


2.      THE FACILITIES

2.1     THE FACILITIES

Subject to the terms of this Agreement, the Lenders make available to the
Borrower:

        (a) a dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

        (b) a further dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments.

Each facility may only be utilised in a single drawing.

2.2     LENDERS' RIGHTS AND OBLIGATIONS

        (a) The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

        (b) The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from the Borrower shall be a separate and independent debt.

        (c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.      PURPOSE

3.1     PURPOSE

        (a) The Borrower shall apply all amounts borrowed by it under Facility A towards financing the initial purchase consideration in accordance with the Asset Sale Agreements.

        (b) The Borrower shall apply all amounts borrowed by it under Facility B towards financing the deferred purchase consideration in accordance with the Asset Sale Agreements.

3.2     MONITORING

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.      CONDITIONS OF UTILISATION

4.1     INITIAL CONDITIONS PRECEDENT

The Borrower may not deliver a Utilisation Request in respect of the Facility A Loan or, as the case may be, the Facility B Loan, unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 and in respect of a Facility B Loan, all additional documents and other evidence listed in Part II of Schedule 2, or permanently waived such requirements, and in each case in form and substance satisfactory to the Agent. The Agent shall, in each case, notify the Borrower and the Lenders promptly upon being so satisfied.

4.2     FURTHER CONDITIONS PRECEDENT

The Lenders will only be obliged to comply with Clause 5.4 if on the date of the Utilisation Request and on the proposed Utilisation Date:

        (a)    no Default is continuing or would result from the proposed Loan;
               and

        (b) the Repeating Representations to be made by the Borrower on the date of such Utilisation Request and on such Utilisation Date are true in all material respects.


                                     PART 3

                                   UTILISATION


5.      UTILISATION

5.1     DELIVERY OF A UTILISATION REQUEST

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2     COMPLETION OF A UTILISATION REQUEST

        (a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

               (i)    it identifies the Facility to be utilised;

               (ii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

               (iii) the currency and the amount of such Utilisation comply with Clause 5.3; and

               (iv)   the proposed Interest Period complies with Clause 9.

        (b)    Only one Loan may be requested in each Utilisation Request.

5.3     CURRENCY AND AMOUNT

        (a)    The currency specified in a Utilisation Request must be Dollars.

        (b) The amount of the proposed Loan must be an amount which is equal to the Available Facility for such Loan.

5.4     LENDERS' PARTICIPATION

        (a) If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available through its Facility Office.

        (b) The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

        (c) The Agent shall notify each Lender of the amount of each Loan at the Specified Time.


                                     PART 4

                     REPAYMENT, PREPAYMENT AND CANCELLATION


6.      REPAYMENT

6.1     REPAYMENT OF FACILITY A LOAN

        (a) The Borrower shall repay the Facility A Loan in instalments on each Facility A Loan Repayment Date such that the amount of the Facility A Loan is reduced on each Facility A Loan Repayment Date by an amount equal to the Facility A Repayment Instalment Amount and to zero by the Maturity Date.

        (b) The Borrower may not reborrow any part of Facility A which is repaid.

6.2     REPAYMENT OF FACILITY B LOAN

        (a) The Borrower shall repay the Facility B Loan in instalments on each Facility B Loan Repayment Date such that the amount of the Facility B Loan is reduced on each Facility B Loan Repayment Date by an amount equal to the Facility B Repayment Instalment Amount and to zero by the Maturity Date.

        (b) The Borrower may not reborrow any part of Facility B which is repaid.

6.3     MANDATORY PREPAYMENT FOLLOWING CASH SWEEP

        (a) The Borrower shall, on each Cash Sweep Date on and from Economic Completion, make a mandatory prepayment of the Outstandings on such Cash Sweep Date in a principal amount equal to Excess Cash Flow for the Cash Flow Period most recently ended prior to such Cash Sweep Date.

        (b) Each prepayment pursuant to Clause (a) shall be applied first to the Facility B Loan (if any such Loan is outstanding) or, if no Facility B Loan is outstanding, to the Facility A Loan.

        (c) Any prepayment under this Clause 6.3 shall satisfy the obligations under Clause 6.2 or, as the case may be, Clause 6.1 in inverse order.

7.      PREPAYMENT AND CANCELLATION

7.1     ILLEGALITY

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan:

        (a) that Lender shall promptly notify the Agent upon becoming aware of that event;

        (b) upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

        (c) the Borrower shall repay that Lender's participation in the Loans made to it on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2     CHANGE OF CONTROL

        (a) If SGL or any subsequent Holding Company from time to time ceases to control the Borrower:

               (i) the Borrower shall promptly notify the Agent upon becoming aware of that event;

               (ii) if the Majority Lenders so require, the Agent shall cancel the Facilities and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

        (b) For the purpose of paragraph (a) above "CONTROL" means to exercise or control the exercise of more than 50 per cent. (50%) of the total voting rights conferred upon the holders of the entire issued share capital for the time being of the Borrower.

7.3     VOLUNTARY CANCELLATION

The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$500,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4     VOLUNTARY PREPAYMENT OF LOANS

        (a) The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Facility A Loan or, as the case may be, Facility B Loan (but, if in part, being an amount that reduces the amount of the Facility A Loan or, as the case may be, Facility B Loan by a minimum amount of U.S.$500,000).

        (b) A Facility A Loan or, as the case may be, a Facility B Loan may only be prepaid after the last day of the applicable Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause
6.1 or, as the case may be, Clause 6.2 in inverse order.

7.5     RIGHT OF REPAYMENT AND CANCELLATION IN RELATION TO A SINGLE LENDER

        (a)    If:

               (i) any sum payable to any Lender by the Borrower is required to be increased under Clauses 8.1(c) or 12.1(a); or

               (ii) any Lender claims indemnification from the Borrower under Clause 15.5 of the Common Terms Agreement,

               the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

        (b) On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

        (c) On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the

               Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan.

7.6     RESTRICTIONS

        (a) Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

        (b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty and the Available Commitments will be reduced pro rata.

        (c) No Borrower may reborrow any part of any Facility which is prepaid.

        (d) The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

        (e) No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

        (f) If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.


                                     PART 5

                              COSTS OF UTILISATION


8.      INTEREST

8.1     CALCULATION OF INTEREST

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

        (a)    Applicable Margin;

        (b)    LIBOR; and

        (c)    the Mandatory Cost, if any.

8.2     PAYMENT OF INTEREST

Interest shall accrue on each Loan and the Borrower shall pay interest as set forth below:

        (a) during the period up to the New Ownership Date, accrued interest shall be paid by the Borrower on the New Ownership Date or, at the election of the Agent, on demand from time to time;

        (b) during the twelve month period commencing on the day immediately after the New Ownership Date, interest due but unpaid may remain unpaid but shall be capitalised at monthly intervals during that 12 month period; and

        (c) commencing with the period thereafter, accrued interest shall be paid by the Borrower on the last day of each Interest Period (commencing with the first such Interest Period ending after such 12 month period) or, if such Interest Period is in excess of three months, on each Cash Sweep Date falling during such Interest Period.

8.3     NOTIFICATION OF RATES OF INTEREST

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.      INTEREST PERIODS

9.1     SELECTION OF INTEREST PERIODS

        (a) The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

        (b) Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower to which that Loan was made not later than the Specified Time.

        (c) If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 8, be one Month.

        (d) Subject to this Clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders). In addition, the Borrower may select an Interest Period of, in relation to Facility A or, as the case may be, Facility B a period of less than one Month, if necessary to ensure that such Interest Period will end on a Facility A Repayment Date as determined in accordance with Clause 6.1 or, as the case may be, a Facility B Repayment Date as determined in accordance with Clause 6.2.

        (e) Subject to Clause (g), an Interest Period for a Loan shall not extend beyond the Maturity Date or beyond the next Cash Sweep Date.

        (f) The first Interest Period for a Loan shall start on the date such Loan is made and for all succeeding Interest Periods shall start on the last day of its preceding Interest Period.

               (g) The Borrower may only select an Interest Period for a Loan which extends beyond a Cash Sweep Date if, on or prior to each Cash Sweep Date period falling during such Interest Period, the Borrower has deposited (and the Borrower hereby undertakes to deposit) with the Security Trustee in a blocked account (denominated in Dollars) other than a Project Account and which is subject to a lien in favour of the Lenders, an amount not less than the aggregate interest accrued on such Loan during such Interest Period up to and including such Cash Sweep Date. The Borrower agrees that funds may only be withdrawn from such account to make payments of interest on such Loan.

9.2     NON-BUSINESS DAYS

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.     CHANGES TO THE CALCULATION OF INTEREST

10.1    ABSENCE OF QUOTATIONS

Subject to Clause 10.2, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2    MARKET DISRUPTION

        (a) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

               (i)    the Applicable Margin;

               (ii) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

               (iii) the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

        (b)    In this Agreement "MARKET DISRUPTION EVENT" means:

               (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

               (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 25 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3    ALTERNATIVE BASIS OF INTEREST OR FUNDING

        (a) If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

        (b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4    BREAK COSTS

        (a) The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

        (b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.     FEES

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.


                                     PART 6

                         ADDITIONAL PAYMENT OBLIGATIONS


12.     INCREASED COSTS

12.1    INCREASED COSTS

        (a) Subject to Clause 12.3 the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

        (b)    In this Agreement "INCREASED COSTS" means:

               (i) a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

               (ii)   an additional or increased cost; or

               (iii) a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2    INCREASED COST CLAIMS

        (a) A Finance Party intending to make a claim pursuant to Clause 12.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

        (b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3    EXCEPTIONS

        Clause 12.1 does not apply to the extent any Increased Cost is:

        (a) attributable to a Tax Deduction required by law to be made by the Borrower;

        (b)    compensated for by the payment of the Mandatory Cost; or

        (c) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.     INDEMNITY TO THE AGENT

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

        (a) investigating any event which it reasonably believes is a Default; or

        (b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.     MITIGATION BY THE LENDERS

14.1    MITIGATION

        (a) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable by way of additional Mandatory Cost or under, or cancelled pursuant to, any of Clause 7.1 or Clause 12 including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

        (b) Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2    LIMITATION OF LIABILITY

        (a) The Borrower, provided it has approved the material steps taken under Clause 14.1, shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1.

        (b)    A Finance Party is not obliged to take any steps under Clause
               14.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.     COSTS AND EXPENSES

If:

        (a)    the Borrower requests an amendment, waiver or consent; or

        (b)    an amendment is required pursuant to Clause 23.9;

the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.


                                     PART 7

                      REPRESENTATIONS AND EVENTS OF DEFAULT


16.     REPRESENTATIONS

The representations of the Borrower set forth in Clause 4 of the Common Terms Agreement shall be true and correct in all material respects as of the date of this Agreement and from time to time as repeated in the case of each of the Repeating Representations.

17.     EVENTS OF DEFAULT

On and at any time after the occurrence of an Event of Default the Agent may, and shall (subject to the applicable grace period, if any, in the Common Terms Agreement) if so directed by the Majority Lenders, by notice to the Borrower:

        (a) cancel the Total Commitments whereupon they shall immediately be cancelled;

        (b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

        (c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

                                     PART 8

                               CHANGES TO PARTIES


18.     CHANGES TO THE LENDERS

18.1    ASSIGNMENTS AND TRANSFERS BY THE LENDERS

Subject to this Clause 18, a Lender (the "EXISTING LENDER") may:

        (a)    assign any of its rights; or

        (b)    transfer by novation any of its rights and obligations,

to another bank or financial institution (the "NEW LENDER").

18.2    CONDITIONS OF ASSIGNMENT OR TRANSFER

        (a) The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

        (b) The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time or unless Clause 7.1 would apply to the assignee or the transferee immediately after such transfer or assignment.

        (c) An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

        (d) A transfer will only be effective if the procedure set out in Clause 18.5 is complied with.

        (e) Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender's share of each Facility pro rata.

        (f)    If:

               (i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

               (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15.5(a) of the Common Terms Agreement, Clause 8.1(c) or Clause 12, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

18.3    ASSIGNMENT OR TRANSFER FEE

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,000.

18.4    LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

        (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

               (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

               (ii)   the financial condition of any Obligor;

               (iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

               (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

               and any representations or warranties implied by law are excluded.

        (b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

               (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

               (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

        (c)    Nothing in any Finance Document obliges an Existing Lender to:

               (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 18; or

               (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

18.5    PROCEDURE FOR TRANSFER

        (a) Subject to the conditions set out in Clause 18.2 a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

        (b)    On the Transfer Date:

               (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

               (ii) the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

               (iii) the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

               (iv)   the New Lender shall become a Party as a "Lender".

18.6    DISCLOSURE OF INFORMATION

Any Lender may disclose to any of its Affiliates and any other person:

        (a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

        (b) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

        (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

19.     NO CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.


                                     PART 9

                               THE FINANCE PARTIES


20.     ROLE OF THE AGENT

20.1    APPOINTMENT OF THE AGENT

        (a) The Lenders appoint the Agent to act as its agent under and in connection with the Finance Documents.

        (b) The Lenders authorise the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

20.2    DUTIES OF THE AGENT

        (a) The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

        (b) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

        (c) The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

20.3    NO FIDUCIARY DUTIES

        (a) Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

        (b) The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

20.4    BUSINESS WITH THE GROUP

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

20.5    RIGHTS AND DISCRETIONS OF THE AGENT

        (a)    The Agent may rely on:

               (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

               (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

        (b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

               (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 7.1 of the Common Terms Agreement); and

               (ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

        (c) The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

        (d) The Agent may act in relation to the Finance Documents through its personnel and agents.

20.6    MAJORITY LENDERS' INSTRUCTIONS

        (a) Unless a contrary indication appears in a Finance Document, the Agent shall:

               (i) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent); and

               (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

        (b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

        (c) The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such lien as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

        (d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

        (e) The Agent is not authorised to act on behalf of a Lender without first obtaining that Lender's consent in any legal or arbitration proceedings relating to any Finance Document.

20.7    RESPONSIBILITY FOR DOCUMENTATION

The Agent:

        (a) is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Borrower or any other person given in or in connection with any Finance Document; or

        (b) is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

20.8    EXCLUSION OF LIABILITY

        (a) Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

        (b) No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

        (c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

20.9    LENDERS' INDEMNITY TO THE AGENT

Each Lender shall (in proportion to its share of:

        (a)    the Total Commitment; or

        (b) if the Total Commitments are then zero, to its share of the aggregate amount of all Outstandings)

indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

20.10   RESIGNATION OF THE AGENT

        (a) The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

        (b) Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

        (c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

        (d) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

        (e) The Agent's resignation notice shall only take effect upon the appointment of a successor.

        (f) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause
               20. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

        (g) After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

20.11   CONFIDENTIALITY

        (a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

        (b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

        (c) Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person:

               (i)    any confidential information; or

               (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

20.12   RELATIONSHIP WITH THE LENDERS

        (a) The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

        (b) Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

20.13   CREDIT APPRAISAL BY THE LENDERS

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

        (a) the financial condition, status and nature of each member of the Group or any Obligor;

        (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

        (c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

        (d) the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

20.14   LENDERS' TAX STATUS CONFIRMATION

Each Lender confirms in favour of the Agent on the date of this Agreement or, in the case of a Lender which becomes a Party pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective that either:

        (a) it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its share of the Loan and associated interest; or

        (b) it is a bank as defined for the purposes of section 349 of the Taxes Act and is beneficially entitled to its share of the Loan and associated interest, and each Lender shall promptly notify the Agent if there is any change in its position from that set out above.

20.15   REFERENCE BANKS

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

20.16   AGENT'S MANAGEMENT TIME

Any amount payable to the Agent under Clause 15.4 of the Common Terms Agreement, Clause 15 and Clause 20.9 shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11.

20.17   COMMON TERMS AGREEMENT AND THE FINANCE DOCUMENTS

Each Lender authorises the Agent to enter into the Common Terms Agreement and each other Finance Documents to which the Agent is party as agent for such Lender and such Lender agrees to abide by the terms of the Common Terms Agreement and such other Finance Documents.

21.     CONDUCT OF BUSINESS BY THE FINANCE PARTIES

        No provision of this Agreement will:

        (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

        (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

        (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

22.     SHARING AMONG THE LENDERS

22.1    PAYMENTS TO LENDERS

If a Lender (a "RECOVERING LENDER") receives or recovers any amount from the Borrower other than in accordance with Clause 23 and applies that amount to a payment due under the Finance Documents then, without prejudice to the terms of the Common Terms Agreement (which shall prevail over this Clause 22):

        (a) the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

        (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 23, without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

        (c) the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "SHARING PAYMENT") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 23.5.

22.2    REDISTRIBUTION OF PAYMENTS

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 23.5.

22.3    RECOVERING LENDER'S RIGHTS

        (a) On a distribution by the Agent under Clause 22.2, the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

        (b) If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

22.4    REVERSAL OF REDISTRIBUTION

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

        (a) each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 22.2 shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

        (b) that Recovering Lender's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Lender for the amount so reimbursed.

22.5    EXCEPTIONS

        (a) This Clause 22 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

        (b) A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

               (i) it notified the other Lenders of the legal or arbitration proceedings; and

               (ii) the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.


                                     PART 10

                                 ADMINISTRATION


23.     PAYMENT MECHANICS

23.1    PAYMENTS TO THE AGENT

        (a) Subject to the Common Terms Agreement, on each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

        (b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

23.2    DISTRIBUTIONS BY THE AGENT

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 23.3 and Clause 23.4 be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

23.3    DISTRIBUTIONS TO THE BORROWER

The Agent may (with the consent of the Borrower or in accordance with Clause 24) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

23.4    CLAWBACK

        (a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

        (b) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the

               Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

23.5    PARTIAL PAYMENTS

        (a) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

               (i) FIRST, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

               (ii) SECONDLY, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

               (iii) THIRDLY, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

               (iv) FOURTHLY, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

        (b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

        (c) Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

23.6    NO SET-OFF BY THE BORROWER

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.7    BUSINESS DAYS

        (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

        (b) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

23.8    CURRENCY OF ACCOUNT

        (a) Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

        (b) A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

        (c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

        (d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

        (e) Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

23.9    CHANGE OF CURRENCY

        (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

               (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

               (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

        (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

24.     SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.     CALCULATIONS AND CERTIFICATES

25.1    ACCOUNTS

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

25.2    CERTIFICATES AND DETERMINATIONS

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3    DAY COUNT CONVENTION

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

26.     PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.     REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.     AMENDMENTS AND WAIVERS

28.1    REQUIRED CONSENTS

        (a) Subject to Clause 28.2 and to the Common Terms Agreements any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

        (b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

28.2    EXCEPTIONS

        (a) An amendment or waiver that has the effect of changing or which relates to:

               (i)    the definition of "Majority Lenders" in Clause 1.1;

               (ii) an extension to the date of payment of any amount under the Finance Documents;

               (iii) a reduction in the Applicable Margin or the amount of any payment of principal, interest, fees or commission payable;

               (iv)   an increase in Commitment;

               (v) any provision which expressly requires the consent of all the Lenders; or

               (vi)   Clause 2.2, Clause 18 or this Clause 28,

               shall not be made without the prior consent of all the Lenders.

        (b) An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

29.     COUNTERPARTS

        Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.


                                     PART 12

                          GOVERNING LAW AND ENFORCEMENT


30.     GOVERNING LAW

        This Agreement is governed by English law.

31.     ENFORCEMENT

31.1    JURISDICTION OF ENGLISH COURTS

        (a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

        (b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

        (c) This Clause 31.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

31.2    SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

        (a) shall on or before the New Ownership Date irrevocably appoint as an agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

        (b) agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

THE BORROWER WEXFORD GOLDFIELDS LIMITED

By:

Name:




Address:      c/o Bentsi-Enchill & Letsa
              1st Floor, Teachers Hall Annex
              Education Loop (off Barnes Road)
              P.O. Box 1632
              Accra, Ghana

THE AGENT

STANDARD BANK LONDON LIMITED

By:

Name:




Address:      Cannon Bridge House
              25 Dowgate Hill
              London  EC4R 2SB

Fax:          + 44 (0)20-7815-4284

Attention:    Mark Turner

THE LENDERS

BAYERISCHE HYPO-UND VEREINSBANK AG

By:

Name:




Address:           GPF London
                   41 Moorgate
                   London  EC2R 6PP

Fax:               + 44 (0)20-7573-8435
Attention:         Geoffrey Oates



Address:           Loans Services
                   41 Moorgate
                   London  EC2R 6PP

Fax:               + 44 (0)20-7382-1199
Attention:         Stewart Miloslawer



Address:           FPA9
                   Am Tucherpark 1
                   80538 Munchen
                   Germany
Fax:               + 49 89 378-31847
Attention:         Frank Biburger

DRESDNER BANK AG

By:

Name:




Address:          PO Box 18075
                  Riverbank House
                  2 Swan Lane
                  London  EC4R 3UX

Fax:              + 44 (0) 20-7623-3598
Attention:        Mark Pettit

FORTIS BANK (NEDERLAND) N.V.
By:
Name:




Address: Such address as is notified in writing from time to time to the Facility Agent

STANDARD BANK LONDON LIMITED

By:

Name:




Address:          Cannon Bridge House
                  25 Dowgate Hill
                  London  EC4R 2SB

Fax:              + 44 (0)20-7875-4284
Attention:        Mark Turner

                                   SCHEDULE 1
                              THE ORIGINAL LENDERS



Name of Original Lender         Facility A Commitment        Facility B Commitment

Bayerische Hypo-und             $1,090,909                   $1,363,636
Vereinsbank AG
Dresdner Bank AG London Branch  $1,454,545                   $1,818,181
Fortis Bank (Nederland) N.V.    $  727,273                   $  909,090
Standard Bank London Limited    $  727,273                   $  909,093

                                   SCHEDULE 2
                              CONDITIONS PRECEDENT

                                     PART I
                     CONDITIONS PRECEDENT TO ANY UTILISATION


1.      RESOLUTIONS, ETC.

        The Agent shall have received:

        (a) from the Borrower and each Ghana Insurer a certificate of its Secretary or similar officer as to:

               (i) resolutions of its Board of Directors, Management Committee or similar body then in full force and effect authorising the execution, delivery and performance of (where applicable) this Agreement and each other Operative Document and other document to be executed by it in connection with the transactions contemplated hereby and thereby;

               (ii) the incumbency and signatures of those of its officers authorised to act with respect to (where applicable) this Agreement and each other Operative Document and other such document executed or to be executed by it; and

               (iii)  its Organic Documents as then in effect,

               upon which certificates each Finance Party may conclusively rely until it shall have received a further certificate of the Secretary or similar officer of (where applicable) the Borrower cancelling or amending such prior certificate; provided, however, that any such further certificate may not retroactively cancel or amend any matters contained in any certificate previously delivered hereunder; and

        (b) such other documents (certified if requested) as the Agent may reasonably request from the Borrower, any Obligor or any other Project Party, as the case may be, with respect to any Organic Document, Contractual Obligation, Operative Document or Approval.

2.      SECURITY AGREEMENTS

        The Agent and the Security Trustee shall each have received:

        (a)    counterparts of each of the Security Agreements:

               (i) in each case executed (where applicable), by an Authorised Representative of the Borrower and each other Obligor party thereto;

               (ii) in the case of the Assignments of Reinsurances by a duly authorised officer of each of the Ghana Insurer party thereto; and

               (iii) in the case of the Contractor's Undertakings, by a duly authorised officer of the Contractor party thereto;

        (b) such evidence of filing as may be acceptable to the Agent, naming the Borrower as debtor (as appropriate) and the relevant Finance Parties as secured parties, and/or other similar instruments or documents, filed under the Applicable Law of all jurisdictions as may be necessary or, in the opinion of legal advisers to the Agent, advisable or desirable to perfect the lien interests purported to be granted pursuant to the Security Agreements; and

        (c) copies of each payment notice, counterparty notice or notice of assignment (as referred to in and required by any Security Agreements or otherwise), duly executed by an Authorised Representative of the Borrower obliged to give such notice and/or the relevant Representative (as the case may be), and by an authorised signatory of any other person required to execute such notice.

3.      SUBORDINATION AGREEMENTS

        The Agent and the Security Trustee shall each have received counterparts of each Subordination Agreement, duly executed by an Authorised Representative of (where applicable) party thereto, and by a duly authorised officer of each other party thereto.

4.      PROJECT DOCUMENTS; APPROVALS

        The following conditions shall have been met:

        (a) all Project Documents shall be satisfactory in form and substance to the Agent (acting on the instructions of the Lenders (acting reasonably)), shall be in full force and effect, and copies thereof (certified by an Authorised Representative of (where applicable) the Borrower) shall have been delivered to the Agent;

        (b) the Agent shall have received a certificate of an Authorised Representative of the Borrower, to the effect that:

               (i) all Approvals of the nature referred to in the first sentence of Clause 4.17(a) of the Common Terms Agreement have been obtained, all such Approvals are listed in Part A ("Current Approvals") of Item 1 of the Disclosure Schedule and each such Current Approval is in full force and effect as of the date listed in Part A of Item 1 ("Current Approvals") of Item 1 of the Disclosure Schedule; and

               (ii) a true, correct, and complete copy of each such Approval is attached to such certificate.

5.      INSURANCE

        The terms of and policies of insurance required to be maintained pursuant to Clause 5.8 of the Common Terms Agreement (including as to amount, risks covered and deductibles and as to the noting of the Finance Parties' interests thereon and the naming of the Security Trustee as sole loss payee where required in accordance with Clause 5.8 of the Common Terms Agreement) shall be reasonably satisfactory to the Representatives, and the Agent shall have received a schedule detailing all policies of insurance maintained in connection with the Project. In addition, the Agent shall have received copies of all policies and binders or brokers' letters of undertaking regarding such policies, such copies having been certified as being true and complete copies of the originals by an Authorised Representative of the Borrower. The Agent shall also have received:

        (a)    the Insurance Summary;

        (b) the Insurance Advisor's Certificate (or such other evidence relating to the adequacy of insurance cover with respect to the Project as the Agent, in its sole and absolute discretion, may accept); and

        (c) evidence reasonably satisfactory to the Agent that all premiums (or deposits in connection therewith) required to be paid in order to ensure that the policies referred to in this Schedule are in full force and effect, have been paid and that all such policies are in full force and effect.

6.      PROJECT ACCOUNTS

        The Agent and the Security Trustee shall have received:

        (a) evidence that the Project Accounts that are required to have been established by the first Utilisation have been established;

        (b) counterparts of the Project Account Agreement (U.K.) duly executed by the Project Account Bank (U.K.) and an Authorised Representative of the Borrower;

        (c) counterparts of the Project Account Agreement (Ghana) duly executed by the Project Account Bank (Ghana) and an Authorised Representative of the Borrower;

        (d) counterparts of certificates substantially in the form of Exhibit E of each Project Account Agreement duly executed by each Project Account Bank party to each such Project Account Agreement.

7.      PROCESS AGENT ACCEPTANCE

        The Agent and the Security Trustee shall each have received a counterpart of the Process Agent Acceptance, duly executed by the Process Agent, together with any other necessary evidence of the appointment of the Process Agent by the Borrower, the Ghana Insurer and each other Obligor.

8.      OPINIONS OF COUNSEL

        The Agent shall have received opinions from:

        (a) Bentsi-Enchill & Letsa, legal advisers in Ghana to the Agent, in a form acceptable to the Agent (acting reasonably); and

        (b) Mayer, Brown, Rowe & Maw, English legal advisers to the Agent, in a form acceptable to the Agent (acting reasonably).

9.      DUE DILIGENCE REPORT

        The Agent shall have received from the Agent's Ghanaian legal counsel a legal due diligence report in a form satisfactory to it (acting reasonably) addressed to each Finance Party and the Arranger.

10.     MATERIAL AGREEMENTS

        The Agent shall have received certified copies of each Instrument listed under Item 11 (Material Agreements) of the Disclosure Schedule.

11.     MINISTER'S CONSENT

        The Agent shall have received evidence of such consents as shall be required by any Finance Party, including the Ghanaian Minister for Mines approval of the Borrower Security Agreement (Ghana - Debenture) and the transfer of the Mining Lease to the Borrower.

12.     SUBORDINATED NOTE

        The Borrower shall have issued the Subordinated Note to SGL.

13.     COMPLIANCE WITH WARRANTIES, NO DEFAULT, ETC.

        The representations and warranties of the Borrower set forth in Clause 4 of the Common Terms Agreement and those of the Borrower, the Ghana Insurer and each other Obligor set forth in each other Finance Document to which such person is a party shall be true and correct in all material respects as of the date initially made, and as if made both immediately before and immediately after the making of the Loans.

14.     UTILISATION REQUEST

        The Agent shall have received a duly completed Utilisation Request for such Loan. The delivery of a Utilisation Request and the acceptance by the Borrower of the proceeds of the Loans shall constitute a representation and warranty by the Borrower on the relevant Utilisation Date (both immediately before and immediately after giving effect to the making of the Loans and the application of the proceeds thereof) that the statements made in Clause 4 of the Common Terms Agreement are true and correct.

15.     SATISFACTORY LEGAL FORM

        All documents executed or submitted pursuant hereto by or on behalf of any person shall be satisfactory in form and substance as to legal matters to the Finance Parties and their legal advisers acting reasonably and the Agent shall have received all information, and such counterpart originals or such certified or other copies of such Instruments related to the conditions precedent described in this Schedule, as the Finance Parties or their legal advisers may reasonably request.

                                     PART II
           ADDITIONAL CONDITIONS PRECEDENT TO FACILITY B UTILISATIONS

1. The Agent shall have received counterparts of the Support Agreement and the Holding Company Security Agreement and the Caystar Holdings Security
        Agreement:

        (a)    executed by an Authorised Representative of each party thereto;

        (b) such evidence of filing as may be acceptable to the Agent, filed under the Applicable Law of all jurisdictions as may be necessary or, in the opinion of legal advisers to the Agent, advisable or desirable to perfect the lien purported to be granted pursuant thereto; and

        (c) copies of each payment notice, counterparty notice or notice of assignment (as referred to in and required by any Security Agreement or otherwise) duly executed by an Authorised Representative of the Obligor party thereto and such other obligor obliged to give notice and/or the relevant Representative (as the case may be), and by an authorised signatory of any other person required to execute such notice.

2. Documentary evidence that the proceeds from the Facility B Utilisation will be applied solely towards payment of the liabilities of the Borrower under the Asset Sale Agreement.

3. Each condition set forth in Part I which has not been satisfied or waived in writing as at the date of the relevant Utilisation of Facility B.

4. Such other conditions precedent as the Agent and the Borrower shall agree on or prior to the Sale Date.

                                   SCHEDULE 3

                                    REQUESTS

                                     PART I

                               UTILISATION REQUEST


From:   Wexford Goldfields Limited
To:     Standard Bank London Limited

Dated:

Dear Sirs


            WEXFORD GOLDFIELDS LIMITED -- PROJECT FACILITY AGREEMENT
                   DATED [=], 2002 (THE "FACILITY AGREEMENT")

1.      We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:            [         ] (or, if that is not a
                                      Business Day, the next Business Day)
Facility to be utilised:              [Facility A]/[Facility B]*
Amount:                               [   ] or, if less, the Available Facility

Interest Period:                      [         ]


2. We confirm that each condition specified in Clause 4.2 is satisfied on the date of this Utilisation Request.

3.      The proceeds of this Loan should be credited to [account].

4.      This Utilisation Request is irrevocable.


                                Yours faithfully


                        -------------------------------
                            authorised signatory for
                           Wexford Goldfields Limited


----------
* Delete as appropriate.

                                     PART II

                                SELECTION NOTICE


From:   Wexford Goldfields Limited

To:     [Agent]

Dated:

Dear Sirs


             WEXFORD GOLDFIELDS LIMITED - PROJECT FACILITY AGREEMENT
                   DATED [=], 2002 (THE "FACILITY AGREEMENT")

1.      We refer to the following Facility [A][B] Loan[s] with an Interest
        Period ending on [      ]*

2. [We request that the above Facility [A][B] Loan[s] be divided into [ ] Facility [A][B] Loans with the following amounts and Interest Periods:]**

        or

        [We request that the next Interest Period for the above Facility [A][B]
        Loan[s] is [   ]].***

3.      This Selection Notice is irrevocable.



                                Yours faithfully



                         -------------------------------
                            authorised signatory for
                           Wexford Goldfields Limited




----------
* Insert details of all Facility [A][B] Loans which have an Interest Period ending on the same date.

**  Use this option if division of Loans is requested.

*** Use this option if sub-division is not required.

                                   SCHEDULE 4
                             MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "ADDITIONAL COST RATE") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

        A x 0.01  per cent. per annum
        --------
          300

        Where:

        A is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per Pound Sterling1,000,000.

5.      For the purposes of this Schedule:

        (a) "SPECIAL DEPOSITS" has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

        (b) "FEES RULES" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

        (c) "FEE TARIFFS" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

        (d) "TARIFF BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per Pound Sterling1,000,000 of the Tariff Base of that Reference Bank.

        Each Reference Bank shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

7. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

        (a) its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

        (b) any other information that the Agent may reasonably require for such purpose.

        Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8. The percentages of each Lender for the purpose of A above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12. The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

                                   SCHEDULE 5
                          FORM OF TRANSFER CERTIFICATES


To:     [            ] as Agent

From: [The Existing Lender] (the "EXISTING LENDER") and [The New Lender] (the "NEW LENDER")

Dated:


            WEXFORD GOLDFIELDS LIMITED -- PROJECT FACILITY AGREEMENT
                   DATED [=], 2002 (THE "FACILITY AGREEMENT")

1.      We refer to Clause 18.5:

        (a) The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 18.5.

        (b)    The proposed Transfer Date is [            ].

        (c) The Facility Office and address, fax number and attention details for notices of the New Lender are set out in the Schedule.

2. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 18.4.

3.      This Transfer Certificate is governed by English law.


                                  THE SCHEDULE

               COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

                           [insert relevant details]

[Facility Office address, fax number and attention details for notices and
account details for                  payments,]


[Existing Lender]                                  [New Lender]
By:                                                By:


        This Transfer Certificate is accepted by the Agent and the Transfer Date
        is confirmed as [      ].

        [Agent]

        By:

                                   SCHEDULE 6
                                   TIMETABLES


Delivery of a duly completed:              5 Business
(i) Utilisation Request (Clause 5.1):      Days prior to
or                                         Utilisation
                                           Date

(ii) Selection Notice (Clause 9.1):        5 Business
                                           Days prior to
                                           the end of
                                           Interest
                                           Period
                                           preceding the
                                           Interest
                                           Period to
                                           which such
                                           Selection
                                           Notice relates

Agent notifies the Lenders of the
Loan in accordance with Clause 5.4(c)
LIBOR is fixed                             Quotation Day
                                           as of 11:00
                                           a.m. London
                                           time

Reference Banks gives quotation as         Quotation Day
contemplated by Clause 10.1                as of 11:00
                                           a.m. London
                                           time

                                   SCHEDULE 7
                     LMA FORM OF CONFIDENTIALITY UNDERTAKING

                             [LETTERHEAD OF LENDER]

To:                               [insert name]

Re: THE FACILITIES

BORROWER:
AMOUNT:
AGENT:

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.      CONFIDENTIALITY UNDERTAKING

        You undertake:

        (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

        (b) to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

        (c)    to use the Confidential Information only for the Permitted
               Purpose;

        (d) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

        (e) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2.      PERMITTED DISCLOSURE

        We agree that you may disclose Confidential Information:

        (a) to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

        (b) (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

        (c)    with the prior written consent of us and the Borrower.

3.      NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

        You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.      RETURN OF COPIES

        If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.      CONTINUING OBLIGATIONS

        The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.      NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

        You acknowledge and agree that:

        (a) neither we nor any of our officers, employees or advisers (each a "RELEVANT PERSON") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the

               Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

        (b) we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.      NO WAIVER; AMENDMENTS, ETC

        This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.      INSIDE INFORMATION

        You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.      NATURE OF UNDERTAKINGS

        The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.     THIRD PARTY RIGHTS

        (a) Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

        (b) Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.     GOVERNING LAW AND JURISDICTION

        This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.     DEFINITIONS

        In this letter (including the acknowledgement set out below):

        "CONFIDENTIAL INFORMATION" means any information relating to the Borrower, the Group, and the Facilities including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

        "GROUP" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

        "PARTICIPANT GROUP" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

        "PERMITTED PURPOSE" means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.


Yours faithfully



---------------------------
For and on behalf of

[Lender]



To:     [Lender]
        The Borrower and each other member of the Group

We acknowledge and agree to the above:



---------------------------
For and on behalf of